Registration No. 333-75328 Rule 424(b)(3)
Pricing Supplement		Pricing Supplement Number 7(c) Dated Monday, March 11, 2002
CUSIP Number	Resale Price	Gross Concession	Aggregate Principal Balance	Net Proceeds	Coupon Rate	Coupon Frequency
44181EFQ6	100.000%	1.500%	$54,491,000.00	$53,673,635.00	7.100%	Monthly
Maturity Date	1st Coupon Date	1st Coupon Amount	Survivors Option	Product Ranking	Moodys Rating	S & P Rating
3/15/2012	4/15/2002	$6.11	YES	Senior Unsecured Notes	A2	A

Redemption Information: Callable at 100.000% on 3/15/2004 and every coupon date thereafter.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL LLC.
Agents: A.G Edwards & Sons, Inc., Edward D. Jones & Co. L.P., Fidelity Capital Markets, First Union Securities, Merrill Lynch & Co., Morgan Stanley, Salomon Smith Barney, UBS Paine Webber.

The HFC InterNotes will be subject to redemption at the option of Household Finance Corporation in whole on the interest payment date occurring any time on or after 03/15/2004 at a redemption price equal to 100% of the principal amount of the HFC InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus.

If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

Household Finance Corporation 2700 Sanders Road Prospect Heights, IL 60070

Trade Date: Monday, March 11, 2002@ 12:00 PM ET
Settlement Date: Thursday, March 14, 2002
Minimum Denomination/Increments: $1,000.00/$1,000.00
All Trade Settle Flat and clear SDFS: DTC Book Entry Only
DTCNumber: 0262 via BNY Clearing Services, LLC
InterNotes(SM) is the service mark of Incapital, LLC.
All rights reserved.

Household Finance Corporation $3,000,000,000 HFC InterNotes Prospectus Dated 17-Jan-02 Page 1 of 1